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                                                                      EXHIBIT 99

                     [LETTERHEAD OF CELGENE CORPORATION]

FOR IMMEDIATE RELEASE   Contact: Richard G. Wright       Thomas Redington
                                 Celgene Corporation     Redington, Inc.
                                 (908) 271-4119          (203) 222-7399
                                                         (212) 926-1733

                CELGENE COMPLETES $12 MILLION PRIVATE PLACEMENT

Warren, NJ August 7, 1995 - Celgene Corporation (NASDAQ: CELG) said it completed a $12 million private placement of convertible debentures.

Celgene officials said the proceeds will be used to fund Celgene's preclinical and clinical activities for its immunotherapeutics programs.

The proceeds put proforma cash and marketable securities at $16.0 million as of June 30, 1995.

Celgene said the convertible debentures and the shares of common stock issuable upon their conversion have not been registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements of the Act.

The company is developing a family of immunotherapeutic compounds for a number of serious disease states.

Synovir'TM' (thalidomide), Celgene's lead compound, is currently in clinical trials for cachexia in AIDS and cancer, rheumatoid arthritis and HIV inhibition. Additionally, Celgene's New Chemical Entities are entering preclinical evaluation for graft vs. host disease and may also be useful for inflammatory bowel disease and other autoimmune diseases such as lupus and multiple sclerosis.

Celgene's chiral business unit supplies value-added drug intermediates to leading US and international pharmaceutical companies.

Celgene Corporation, headquartered in Warren, NJ, uses proprietary expertise in small molecule chemistry to serve the pharmaceutical and allied industries.
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